Exhibit 10.c.xvii

Restricted Stock Unit Award Agreement
For Non-Employee Directors

Dear __(Participant Name)__:

This letter is to inform you that the Board of Directors of Masco Corporation (the “Company”) has granted you the following award (the “Award”) of Restricted Stock Units (“RSUs”) pursuant to the Non-Employee Directors Equity Program (the “Program”) under the Masco Corporation 2014 Long Term Stock Incentive Plan (the “Plan”):

Grant Date	Shares Awarded	Vesting Schedule
(Grant Date)	(# of RSUs Granted)	(Vesting Schedule Dates & Quantities)

This Award entitles you to receive shares of Company common stock (“Shares”) upon vesting of the RSUs, subject to the terms and conditions of the Program and this Award Agreement. You must accept this Award within 30 days of this notification, or it will be canceled without consideration and will be of no further force and effect. By accepting this Award, you voluntarily agree to the Terms and Conditions attached to this letter as Annex A (the “Terms and Conditions”) and to the provisions of the Program and Plan, and acknowledge that:

•You have read and understand the Terms and Conditions, the Program and the Plan, and agree that all of your rights to this Award are embodied therein.
•You have received or have access to all of the documents referred to in the Terms and Conditions and the Plan prospectus. Copies of the Company’s latest annual report to stockholders and proxy statement are available in the “Plan & Grant Document” section of NetBenefits.com.
•There are no other commitments or understandings currently outstanding with respect to any other grants of restricted stock units, restricted stock, options, phantom stock or stock appreciation rights, except as may be evidenced by a written agreement between you and the Company.

Please contact Stock Plan Services at (313) 792-6667 or at StockPlanServices@mascohq.com if you have any questions or concerns regarding this information.

Sincerely,

Masco Corporation

Annex A

Masco Corporation

Terms and Conditions of
Restricted Stock Units for Non-Employee Directors
Granted on or after February 4, 2022
under the
Masco Corporation 2014 Long Term Stock Incentive Plan

    Restricted Stock Units (“RSUs”) are bookkeeping entries that give you the right to receive Shares on a one-for-one RSU-to-Share basis upon vesting. Shares issued upon vesting will be registered in your name in book-entry form. RSUs that do not vest into Shares will be forfeited. Until the RSUs vest and are settled in Shares, you will not have voting rights with respect to the RSUs or the underlying Shares, and you will not be able to sell, encumber or otherwise transfer the RSUs or the underlying Shares except in accordance with the Company’s 2014 Long Term Stock Incentive Plan (the “Plan”). Terms not defined herein have the meaning given to them in the Non-Employee Directors Equity Program (the “Program”) or the Plan.

    Provided that, since the date that this Award is granted you have continuously served as an Eligible Director, the restrictions on the RSUs will lapse in installments as provided in the vesting schedule in the Award Agreement until all the RSUs have vested into Shares free of restrictions, based on the initial number of RSUs granted.

    The Company will pay a Dividend Equivalent on the RSUs that vest as provided in the Program.

You agree not to engage in certain activities.

    Notwithstanding the foregoing, if at any time you engage in an activity following your termination of service which in the sole judgment of the Board is detrimental to the interests of the Company, a subsidiary or Affiliate, all RSUs that have not vested into Shares will be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined below).

You agree, in consideration for this Award, and regardless of whether any RSUs have vested, while you are a holder of the RSUs and for a period of one year thereafter (the “Restricted Period”), not to directly or indirectly, own any interest in (other than an indirect interest that arises from your ownership of or investments in mutual funds or similar collective investment equity vehicles available to the general public), manage, control, participate in (whether as a manager, officer, employee, partner, agent, representative or otherwise), consult with, render services for, or any other manner engage in, or assist in any manner any other person or entity to engage in, any Business Activities within the Restricted Territory. For purposes hereof, (i) “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or service that is competitive with any products or services offered by the Company or any subsidiary or Affiliate of the Company at any time while this Award is outstanding; and (ii) “Restricted

Territory” means any state in which the Company or its subsidiary or Affiliate offers services or products.

Without limiting the generality of the foregoing, you agree that during the Restricted Period, you will not, directly or indirectly, (i) solicit business from any person or entity that is or was a client or customer of the Company or any of its subsidiaries or Affiliates during the time in which this Award is outstanding for the purpose of securing business or contracts related to the Business Activities or in any way interfere with the relationship between the Company and its subsidiaries or Affiliates and any such client or customer; or (ii) employ, solicit, engage, or in any way interfere in the Company’s relationship with any person who is (or was at any time during the 12 months preceding such action) employed or engaged by the Company or its subsidiaries or Affiliates.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting this Award you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from the vesting of RSUs on or after the termination of your service as a Director of the Company or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or Affiliates for any amount owed to the Company by you under this Award Agreement.

You agree to resolve any disputes through mediation and, if necessary, binding arbitration.

Section 3 of the Plan provides, in part, that the Committee appointed by the Board to administer the Plan shall have the authority to interpret the Plan, the Award Agreements, this Award and any related document and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or Affiliates or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an Affiliate’s trade secrets, confidential information or intellectual property rights) which (1) subverts the provisions of Section 3 of the Plan; or (2) involves any of the provisions of the Award Agreement or the Plan or the provisions of any equity award or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, you and the Company will resolve any dispute through mediation, and, if necessary, final and binding arbitration before a neutral arbitrator instead of in a court by a judge or jury. The mediation and arbitration will be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The decision of the arbitrator will be final and binding. The award rendered by the arbitrator may be confirmed and enforced in any court having jurisdiction thereof. The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator. Notwithstanding the provisions contained herein, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. Except as otherwise required under applicable law, you and the Company agree that class action, collective action and representative action procedures shall not be asserted, nor will they apply in any proceeding governed by the Program. Neither the Company nor you will assert any class action or representative claims; each shall only submit their own individual claims and will not seek to represent the interests of any other person or entity. The provisions of this paragraph: (a) shall survive the termination or expiration of the Award Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company with respect to any of the Company’s restricted stock unit, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and the Company, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

You agree to comply with applicable tax requirements and to provide information as requested.

    You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to RSUs or the underlying Shares acquired pursuant to this Award, as may be requested by the Company or any of its subsidiaries or Affiliates.

    This Award is, in all respects, subject to the documents referenced in this Award Agreement and is intended to comply with, or be exempt from, as the case may be, the provisions of Internal Revenue Code Section 409A.
The Award Agreement shall be governed by and interpreted in accordance with Michigan law.

The headings set forth herein are for informational purposes only and are not a substantive part of these Terms and Conditions.

These Terms and Conditions are effective for grants made on or after the date hereof.